Exhibit 99.1

MTC Signs Merger Agreement

Dayton, Ohio, December 21, 2007 — MTC Technologies, Inc. (Nasdaq Global Select Market : MTCT), an industry-recognized provider of aircraft modernization and sustainment, professional services, C4ISR, and logistics solutions to the Department of Defense and national security agencies, announced today that it has signed a definitive merger agreement to be acquired by BAE Systems, Inc. The transaction, which is valued at approximately $450 million, includes the purchase of all the outstanding shares of MTCT for a cash price of $24.00 per share plus the assumption of debt.

Dr. Raj Soin, Chairman and CEO of MTC, commented “We are pleased to join forces with such a formidable organization. We also take great pride in what MTC has accomplished over the last 23 years, and realize that it would not have been possible without the effort of our loyal employees, subcontractors and valued customers. I am confident the combination of our organizations will foster even greater employee development and expanded market opportunities.”

BAE Systems is a premier global defense and aerospace company, delivering a full range of products and services for air, land and naval forces, as well as advanced electronics, information technology solutions and customer support services. With 96,000 employees worldwide, BAE Systems’ sales exceeded US $27 billion (£15 billion) in 2006.

The acquisition is expected to close in the first half of 2008, subject to the satisfaction of customary closing conditions, including stockholder approval and any required regulatory approvals. Raymond James is serving as financial advisor to MTC, Stifel Nicolaus provided a fairness opinion to MTC’s Board of Directors and Jones Day is serving as MTC’s legal counsel.

Forward-Looking Statements

This document contains forward-looking statements, which involve a number of risks and uncertainties. MTC cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of MTC shareholders to approve the transaction; the risk that the acquisition may not be completed in the time frame expected by the parties; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that may affect future results are contained in MTC’s filings with the SEC, which are available at the SEC’s web site, http://www.sec.gov. MTC disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Additional Information

In connection with the proposed transaction, MTC will file a proxy statement with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the proxy statement, as well as other filings containing information about MTC, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by MTC with the SEC can also be obtained, free of charge, by directing a request to MTC Technologies, Inc., 4032 Linden Avenue, Dayton, Ohio 45432, Attention: Corporate Secretary.

Participants in the Solicitation

The directors and executive officers of MTC and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding MTC’s directors and executive officers is available in its Form 10-K filed with the SEC on March 13, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

For further information about MTC, visit our website at www.mtctechnologies.com.

Investor Relations and Media Contact:

Dan Bigelow Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com

For Other Information, Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com